EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 3rd day of September (the "Commencement Date"), and is by Acrongenomics, Inc. (hereinafter the "Employer"' or the "Company"), and **Dr. Dimitris Goundis** with an address at Str. Katsimitrou 10, Ioannina, Greece (hereinafter the "Employee").

WITNESSETH:

WHEREAS, the employer wishes to retain the services of **Dr. Dimitris Goundis** to serve as Chief Executive Officer (CEO) and in such other capacities as the and Employee shall mutually agree in accordance with the following terms, conditions and provisions; and

WHEREAS, Employee wishes to perform such services for and on behalf of Acrongenomics, Inc., in accordance with the terms, conditions and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained the parties hereto intending to be legally bound hereby agree as follows:

1. **Employment.** Acrongenomics Inc., hereby employs **Dr. Dimitris Goundis** and **Dr. Dimitris Goundis** accepts such employment and shall perform his duties and the responsibilities provided for herein in accordance with the terms and conditions of this Agreement.

2. **Employment Status.** Employee shall at all times be Chief Executive Officer of the company subject to the terms and conditions of this Agreement.

3. **Term.** This Agreement shall be commencing September 3, 2007, (the "Commencement Date") will continue for a period of three (3) year or until either party delivers written notice of termination to the other with at least 30 days notice. The employment status will be reviewed annually by the Board of Directors of the Company.

4. **Position.** During Employee's employment hereunder, Employee shall serve as Chief Executive Officer of the Company. Employee shall perform such duties and exercise such powers commensurate with his position and responsibilities as shall be determined from time to time by Acrongenomics Inc., and in extension to the Board of Directors of Acrongenomics (the "Board").

5. **Location.** During Employee's employment hereunder, Employee be based at the Company's offices or at any other place requested by the company.

6. **Compensation.** For the performance of all of Employee's full time services to be rendered pursuant to the terms of this Agreement, Company will pay and Employee will accept the following compensation:

6.1 Shares. The Employee will receive 750,000 common shares of the Company up front as a signing bonus. In addition the employee will receive an additional 750,000 common shares of the Company upon receiving FDA approval for the Company's devise or when market capitalization reaches or exceeds 60M USD calculated based on the daily closing price of the company's stock. An additional 1,000,000 common shares of the Company will be issued upon the commercial manufacturing of the devise or when market capitalization reaches or exceeds 90M USD calculated based on the daily closing price of the company's stock.

6.2 NOTE: In case of a merger and/or a total acquisition or change of control all outstanding shares remaining for the total amount will be become immediately available to the Employee irrespective of the conditions described under 6.1

7. **Termination.**

7.1. The Company shall have the right to terminate Employee's employment hereunder with or without cause by giving Employee 30 days prior written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. For the purpose of this Agreement, "for cause" shall mean (i) commission of a willful act of dishonesty in the course of Employee's duties hereunder, (ii) conviction by a court of competent jurisdiction of a criminal offense or a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude resulting in Company's detriment or reflecting upon Company's integrity (other than traffic infractions or similar minor offenses), (iii) a material breach by Employee of the terms of this Agreement or the Company's Code of Conduct, as such may be amended from time to time.

7.2. The Employee shall have the right to terminate this Agreement and his employment hereunder without good reason by giving Company 30 days prior written notice to that effect.

8. **Intellectual Property.** During the term of this Agreement, Employee shall disclose immediately to Company all ideas and inventions that he makes, conceives, discovers or develops during the course of employment with Company, including but not limited to any inventions, modifications, discoveries, developments, improvements, trademarks, computer programs, processes, products or procedures (collectively "Work Product") that: (i) relates to the business of Company; or (ii) results from tasks assigned to Employee by Company; or (iii) results from the use of the premises or property (whether tangible or intangible) owned, leased or contracted for or by Company. Employee agrees that any Work Product shall be the sole and exclusive property of Company without the payment of any royalty or other consideration except for the compensation paid to Employee hereunder. Employee agrees that during the term of this Agreement and thereafter, upon the request of Company and at its

expense, she shall execute and deliver any and all applications, assignments and other instruments which Company shall deem necessary or advisable to transfer to and vest in Company Employee's entire right, title and interest in and to all such ideas, inventions, trademarks or other developments and to apply for and to obtain patents or copyrights for any such patentable or copyrightable ideas, inventions, trademarks and other developments.

9. Non-Disclosure of Information. Employee acknowledges that by virtue of his position he will be privy to Company's confidential information and trade secrets, as they may exist from time to time, and that such confidential information and trade secrets may constitute valuable, special, and unique assets of Company (hereinafter collectively "Confidential Information"). Accordingly, Employee shall not, during the Term and for a period of one (1) year thereafter, intentionally disclose all or any part of the Confidential Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor shall Employee and any other person by, through or with Employee, during the term and for a period of one (1) year thereafter, intentionally make use of any of the Confidential Information for any purpose or for the benefit of any other person or entity, other than Company, under any circumstances.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first herein above written.

EMPLOYER:

Per Aerogenomics, Inc

Platon Tzouvalis, President

EMPLOYEE:

Dimitris Goundis